Exhibit 5.1

[LETTERHEAD PEPPER HAMILTON LLP]

February 22, 2006

Kenexa Corporation
650 East Swedesford Road
Wayne, PA 19087

  Re:
  Registration Statement on Form S-1
  Registration No.: 333-131409

Ladies and Gentlemen:

        We have acted as counsel to Kenexa Corporation, a Pennsylvania corporation (the "Company"), in connection with the Registration Statement on Form S-1 (Registration No. 333-131409) (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the public offering (the "Offering") of up to an aggregate of 5,249,750 shares of the common stock, par value $0.01 per share, of the Company (the "Shares"). The Shares are inclusive of 1,640,000 shares that are being offered by the Company (the "Company Firm Shares"), 3,425,000 shares (the "Selling Shareholder Firm Shares") that are being offered by certain selling shareholders (the "Selling Shareholders"), and up to 684,750 shares being offered if the underwriters exercise in full their option granted to cover over-allotments, which includes 99,050 shares being offered by the Company (the "Company Option Shares," and together with the Company Firm Shares, the "Company Shares") and 585,700 shares that are being offered by certain Selling Shareholders (the "Selling Shareholder Option Shares," and together with the Selling Shareholder Firm Shares, the "Selling Shareholder Shares").

        We understand that the Shares are to be sold by the Company and the Selling Shareholders pursuant to the terms of an Underwriting Agreement (the "Underwriting Agreement") in substantially the form filed as Exhibit 1.1 to the Registration Statement.

        You have requested that we render the opinion set forth in this letter and we are furnishing this opinion pursuant to the requirements of Item 16 of Form S-1 and Item 601(b)(5)(i) of Regulation S-K promulgated by the Commission under the Act.

        In connection herewith, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement (including all amendments thereto) as filed with the Commission, (ii) the form of Underwriting Agreement filed as Exhibit 1.1 to the Registration Statement, (iii) the Company's Articles of Incorporation, as amended and/or restated to date, (iv) the Company's By-Laws, as amended and/or restated to date, (v) resolutions of the Board

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Kenexa Corporation
February 22, 2006

of Directors of the Company relating to the Offering as provided to us by the Company, (vi) the stock record books of the Company as provided to us by the Company, and (vii) such other documents as we have deemed necessary or appropriate for purposes of rendering the opinion set forth herein.

        In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinion expressed herein that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others. In addition, we have assumed the conformity of the certificates representing the Shares to the form of the specimen thereof examined by us and the due execution and delivery of such certificates.

        We express no opinion herein as to the law of any state or jurisdiction other than the laws of the Commonwealth of Pennsylvania and the federal laws of the United States of America.

        Our opinion below, insofar as it relates to the status of the Selling Shareholder Shares as fully paid, is based solely on a certificate of the Chief Financial Officer of the Company confirming the Company's receipt of the consideration called for by the applicable resolutions authorizing the issuance of such Shares.

        Based upon and subject to the forgoing, we are of the opinion that (1) when (i) the Board of Directors of the Company or the Pricing Committee duly appointed by the Board of Directors approves the public offering price, (ii) the duly appointed officers of the Company, the Selling Shareholders, and the Underwriters execute and deliver the Underwriting Agreement and (iii) the Company Shares are issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, the Company Shares will be duly authorized, validly issued, fully paid and nonassessable; and (2) the Selling Shareholder Shares have been duly authorized and, upon the completion of the Offering will be, validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus filed as part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Kenexa Corporation
February 22, 2006

        As counsel to the Company, we have furnished this opinion letter in connection with the filing of the Registration Statement.

Very truly yours,
/s/ Pepper Hamilton LLP
Pepper Hamilton LLP